November 16, 2017

Mr. Jeremy O. May

President

ALPS Series Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS Series Trust (the “Trust”) – Insignia Macro Fund (the “Fund”)

Dear Mr. May:

This letter confirms the agreement of Meritage Capital, LLC (the “Adviser”) with the Trust to contractually limit the total amount of the “Management Fees” and “Other Expenses” that it is entitled to receive from the Fund.

The Adviser agrees to limit the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) of the Fund (excluding Distribution and Service (12b-1) Fees, Shareholder Service Fees, Acquired Fund Fees and Expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) to an annual rate of 1.75% through January 31, 2019. The Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. If applicable, the waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of February 1, 2018 and shall continue at least through January 31, 2019.

The Adviser will be permitted to recover, on a class-by-class basis, expenses it has borne through this letter agreement (whether through reduction of its management fee or otherwise) only to the extent that each the applicable Fund’s expenses in later periods do not exceed the lesser of (1) the contractual expense limit in effect at the time the Adviser waives or limits the expenses or (2) the contractual expense limit in effect at the time the Adviser seeks to recover the expenses.

Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees or expenses more than three years after the date on which the fee and expense was reduced, as calculated on a monthly basis.

MERITAGE CAPITAL, LLC

By:	/s/Tina Badciong
Name:	Tina Badciong
Title:	CFO

Your signature below acknowledges acceptance of this letter agreement:

ALPS SERIES TRUST

By:	/s/Jeremy O. May
Name:	Jeremy O. May
Title:	President

515 Congress Ave., #2200, Austin, Texas 78701 T: 512 .63 7.9700 F: 512 .320. 0594 www.meritagecapital.com